Exhibit 10.1

Transition Agreement

This Transition Agreement (“Agreement”) is made by and between Don Elsey (“Executive”) and Lyra Therapeutics, Inc., a Delaware corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of September 12, 2021 (the “Agreement Date”), effective as of the Effective Date (as defined below).

WHEREAS, the Parties have previously entered into an Employment Agreement, dated as of April 27, 2020 (the “Employment Agreement”) and an Employee Non-Disclosure, Non-Competition, Non-Solicitation and Inventions Agreement, dated as of July 31, 2019 (the “Confidentiality Agreement”);

WHEREAS, the Parties desire to set forth the terms and conditions of Executive’s transition from employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Continued Employment.

(a)Transition Period.  From the Effective Date through October 6, 2021 (the “Initial Transition Period”), Executive shall remain employed by the Company on a full-time basis, provided that upon the appointment of Executive’s successor as the Company’s Chief Financial Officer, Executive’s status as the Company’s Chief Financial Officer and as an officer of the Company shall cease and executive hereby resigns from all such offices.  From October 7, 2021 through December 31, 2021 (the “Part-Time Transition Period” and together with the Initial Transition Period, the “Transition Period”), Executive shall remain employed by the Company on a part-time basis and shall devote 50% (reduced to 25% following December 9, 2021) of Executive’s full business time and attention to Company duties.  During the Transition Period, Executive will perform such duties as may be specified from time to time by the Company’s Chief Executive Officer.

(b)Compensation.

(i)Salary and Benefits Continuation.  During the Transition Period, Executive shall continue to be paid Executive’s base salary at the rate in effect as of the Effective Date, less applicable withholdings, provided that such base salary shall be prorated based on Executive’s level of part-time employment during the Part-Time Transition Period.  In addition, during the Transition Period, Executive will continue to be eligible to participate in the Company’s employee benefit plans made available to similarly situated employees of the Company on the terms and conditions set forth in such employee benefit plans, provided, however, that Executive will not be eligible to receive an annual performance bonus for the Company’s 2021 fiscal year.

(ii)Options.  Exhibit A to this Agreement sets forth each option to purchase shares of common stock of the Company (collectively, the “Options”) held by Executive as of the Agreement Date and the extent to which each Option was vested and unexercised as of the Agreement Date.  The Parties acknowledge and agree that each

Option shall remain eligible to vest with respect to the number of shares shown under the heading “Shares Eligible to Vest During the Transition Period” set forth on Exhibit A in accordance with the original vesting schedule of the Option based on Executive’s continued services during the Transition Period.

(iii)2021 Bonus. Provided that Executive remains continuously employed by the Company through the end of the Transition Period, as described in Section 1(a) above, Executive will be eligible to receive an annual bonus of up to forty percent (40%) of his actual base salary earned during the Company’s 2021 fiscal year (the “2021 Bonus”). The actual amount of the 2021 Bonus earned shall be based on the Company’s achievement of its performance objectives, as determined by the Board. Executive’s 2021 Bonus, if earned, will be paid as soon as administratively practicable after the end of the 2021 fiscal year, and in any event no later than March 15, 2022. For the avoidance of doubt, Executive shall not be entitled to receive any annual bonus with respect to the 2021 fiscal year other than as specifically set forth in this Section 1(b)(iii).

2.Separation Date; Final Payments.

(a)Separation Date.  Executive acknowledges and agrees that Executive’s status as an employee of the Company shall end effective as of December 31, 2021 (the “Separation Date”). Notwithstanding anything herein to the contrary, Executive’s employment with the Company during the Transition Period remains at-will.

(b)Final Payments.  As soon as administratively practicable on or after the Separation Date, the Company will pay Executive all compensation, wages, commissions, bonuses and/or benefits to which Executive may be entitled, including Executive’s annual base salary earned through the Separation Date, any accrued and unused vacation earned through the Separation Date and reimbursement for any reimbursable expenses incurred by Executive as of the Separation Date.

3.Consulting Services.

(a)From January 1, 2022 through June 30, 2022 (the “Consulting Period”), Executive shall be available to provide transition consulting services relating to Executive’s area of work experience and expertise as reasonably requested by the Company (the “Consulting Services”) in exchange for a consulting fee of $500 per hour of Consulting Services performed.  Either Party may terminate the Consulting Services at any time in its discretion by written notice to the other Party.

(b)In addition to the hourly consulting fee stated above and in consideration of Executive’s provision of the Consulting Services, the Parties acknowledge and agree that (i) each Option shall remain eligible to vest with respect to the number of shares shown under the heading “Shares Eligible to Vest During Consulting Period” set forth on Exhibit A in accordance with the original vesting schedule of the Option based on Executive’s continued services during the Consulting Period; (ii) the portion of each Option that is neither denoted as “Shares Eligible to Vest During Transition Period” nor “Shares Eligible to Vesting During Consulting Period” on Exhibit A will be forfeited and terminated for no consideration as of the Effective Date; and (iii)

each Option that is unvested as of the termination of Executive’s service with the Company will thereupon be forfeited and terminated for no consideration and each Option that is vested as of the termination of Executive’s service with the Company will remain outstanding and exercisable following such termination for the period set forth in the agreement governing the Option.  Executive further acknowledges and agrees that each Option that is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code will cease to qualify as an incentive stock option upon the expiration of three months from the Separation Date.

(c)Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor.  During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company.  As an independent contractor, Executive understands and agrees that, while performing the Consulting Services, (i) Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual, and (ii) to the extent that Executive is deemed eligible to participate, as an employee, in any Company benefit plan, Executive hereby waives Executive’s participation.

4.Restrictive Covenants; Non-Disparagement; Return of Property.

(a)Executive’s covenants under the Confidentiality Agreement are hereby incorporated by reference into this Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, in consideration of the promises herein, Executive agrees that the post-termination obligations under the heading “Exclusive Commitment” in the Confidentiality Agreement shall apply following the Separation Date, provided that the section under the heading “Consideration” in the Confidentiality Agreement shall be deemed deleted and of no further force or effect. Executive affirms Executive’s commitment to remain in compliance with the Confidentiality Agreement while Executive is providing the Consulting Services, it being understood that the period during which Executive performs Consulting Services shall be deemed a period of Executive’s continued employment for purposes of determining Executive’s obligations under the Confidentiality Agreement relative to the provision of the Consulting Services, provided that this sentence shall not be deemed to extend the covenants set forth under the headings “Exclusive Commitment”, “General Non-Solicitation” and “Non-solicitation of Employees” in the Confidentiality Agreement.  Executive acknowledges and agrees that Executive’s obligations under the Confidentiality Agreement, as modified herein, shall remain in full force and effect following the Separation Date in accordance with the terms thereof.

(b)Executive agrees that Executive shall not publicly disparage, criticize or defame the Company or its directors, officers, products, services, technology or business.  The Company agrees that it will instruct the current members of its board of directors and its current executive officers not to publicly disparage, criticize or defame Executive.  Nothing in this Section 4(b) will prohibit disclosure of information that is required to be disclosed to enforce the terms of this Agreement or to comply with applicable law or order of a court or other regulatory body of competent jurisdiction.

(c)Within five days following the Separation Date or upon the Company’s earlier request, Executive shall return to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive’s possession, custody or control.

5.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

6.No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer of the Company.

7.Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts, without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in the application of the substantive laws of any jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.  The venue for any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be in Suffolk County, Commonwealth of Massachusetts, and the Company and Executive each consent to the jurisdiction of such a court.  The Parties waive any and all rights to a trial by jury with respect to any action arising hereunder.

8.Effective Date.  Executive has seven business days after Executive signs this Agreement to revoke it by delivering written notice to the Chief Executive Officer of the Company, and this Agreement will automatically become effective upon expiration of such seven business day period (the “Effective Date”), so long as it has been signed by the Parties and has not been revoked by Executive before that date.

9.Trade Secrets; Whistleblower Protections.  In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or any other agreement between Executive and the Company or any of its subsidiaries (together, the “Subject Documents”): (a) Executive will not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of state or federal law or regulation or releases or restrains Executive’s right to receive an award for information provided to any such government agencies or entities.

10.Miscellaneous.  Executive acknowledges that the payment and arrangements herein shall constitute the full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof.  This Agreement represents the entire agreement of the Parties regarding the termination of Executive’ employment and supersedes in their entirety any prior agreements, whether written or oral, regarding such subject matter, including the Employment Agreement, provided for the avoidance of doubt, that the Executive’s obligations under the Confidentiality Agreement shall survive and the agreements governing the Options shall continue in effect.  In addition, for the avoidance of doubt, Executive acknowledges and agrees that nothing in this Agreement shall trigger Good Reason to resign Executive’s employment under the Employment Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: September 12, 2021	/s/ Don Elsey
R. Don Elsey

LYRA THERAPEUTICS, INC.

Dated: September 12, 2021	By:	/s/ Maria Palasis
	Name:	Maria Palasis, Ph.D.
	Title:	President and Chief Executive Officer

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Exhibit A

Options

Grant Date	Exercise Price	Vested Shares*	Shares Eligible to Vest During Transition Period**	Shares Eligible to Vest During Consulting Period ***
July 29, 2019	$4.49	38,949	6,232	9,348
April 30, 2020	$16.00	6,878	1,719	2,580
February 8, 2021	$10.63	6,562	2,813	5,625

*Represents the number of shares of the Company’s common stock as to which the Option was vested and unexercised, as of the Agreement Date.

**Represents the number of shares of the Company’s common stock as to which the Option will be eligible to vest during the Transition Period, subject to Executive’s continued service through the applicable vesting date.

***Represents the number of shares of the Company’s common stock as to which the Option will be eligible to vest during the Consulting Period, subject to Executive’s continued service through the applicable vesting date.

US-DOCS\126315998.5